As filed with the Securities and Exchange Commission on April 15, 2005

Registration No._________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

IMPERIAL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0854631
(State of Incorporation or Organization)	(I.R.S. Employer Identification no.)

1259 NW 21 Street, Pompano Beach, FL	33069
(Address of principal executive offices)	(zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:

None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c)(1), check the following box. [   ]

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d) (2), check the following box. [   ]

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.01 par value.

(Title of class)

(Title of class)

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

The Company has authorized 40,000,000 shares of common stock, $.01 par value per share, of which 2,416,529 shares of common stock were issued and outstanding as of the date hereof (the “Common Stock”). Subject to the rights of any preferred stock that may then be issued and outstanding, the holders of Common Stock are entitled to one vote per share on all matters, voting together with the holders of preferred stock, if any. In the event of liquidation, holders of common stock are entitled to share ratably in all the remaining assets of the Company, if any, after satisfaction of the liabilities of the Company and the preferential rights of the holders of outstanding preferred stock, if any.

The authorized preferred stock of the Company consists of 5,000,000 shares, $.01 par value per share. The preferred stock is issuable in series, each of which may vary, as determined by the Board of Directors, as to the designation and number of shares in such series, the voting power of the holders thereof, the dividend rate, redemption terms and prices, the voluntary and involuntary liquidation preferences, and the conversion rights and sinking fund requirements, if any, of such series. As of the date hereof, there were no shares of preferred stock issued and outstanding.

ITEM 2.  EXHIBITS.

Exhibit

Number

Description

3.1

Certificate of Incorporation of the Company, (Incorporated by reference to the Registrant’s Form S-4 Registration Statement, Registration No. 333-62949, Exhibit 3.1).

3.2

Amendment to Certificate of Incorporation of the Company. (Incorporated by reference to the Registrant’s Form 10-K for the year ended December 31, 2001, Exhibit 3.2)

3.3

By-Laws of the Company, (Incorporated by reference to the Registrant’s Form S-4 Registration Statement, Registration No. 333-62949, Exhibit 3.2).

3.4

Amendment to Certificate of Incorporation of the Company (Incorporated by reference to the Registrant’s Form 10-K for the year ended December 31, 2004, Exhibit 3.4)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

IMPERIAL INDUSTRIES, INC.

By:	/s/ HOWARD L. EHLER, JR
HOWARD L. EHLER, JR.
Executive Vice President
and Principal Executive Officer

Date: April 15, 2005

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